Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS 2009 THIRD QUARTER EARNINGS PER SHARE OF $0.10

EPS EXCEEDS GUIDANCE

•	SIX NEW ELECTRONIC MEDICAL RECORDS PROJECTS AWARDED DURING QUARTER

•	HEALTHCARE BUSINESS AT 24% OF REVENUE

•	OPPORTUNITIES FOR NEW HEALTHCARE SOLUTIONS WORK EXPANDING

•	DEMAND FOR STAFFING SERVICES MOVING HIGHER

•	STRONG BALANCE SHEET WITH $11 MILLION IN CASH AND NO DEBT AT QUARTER-END

BUFFALO, N.Y. — October 27, 2009 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2009 third quarter which ended on October 2, 2009. Quarterly earnings exceeded guidance, reflecting an increasing mix of higher margin solutions projects, increased staffing demand, and disciplined cost management, which also reduced the impact of lower revenue on operating margins in 2009.

CTG reported 2009 third quarter revenue of $66.8 million, a 25% decrease from 2008 third quarter revenue of $89.1 million. CTG’s operating income declined to $2.5 million from $3.5 million a year ago while its operating margin was 3.7% compared with 3.9% in the 2008 third quarter and 3.6% in the 2009 second quarter. CTG’s net income was $1.6 million, 23% less than 2008 third quarter net income of $2.1 million. On a per diluted share basis, net income was $0.10, a 23% decrease from $0.13 in the 2008 third quarter and a $0.01 or 11% increase from the 2009 second quarter.

“We continue to add higher margin solutions work while carefully controlling costs, which resulted in quarterly earnings that exceeded the high end of our guidance,” CTG Chairman and Chief Executive Officer James R. Boldt said. “Although our operating margin is tracking below last year given the decline in revenue, it has expanded since the start of this year, reflecting our improving business mix and the higher profitability of new solutions work.”

Mr. Boldt added, “Our focus on expanding our strong healthcare business, which was 24% of our total revenue, continues to produce positive results while positioning CTG very favorably for the future. During the quarter, we were awarded six new electronic medical record (EMR) projects which will be completed over the next two to three years. CTG is also at the forefront of applying data analytics to medical information in offerings designed to improve patient outcomes and lower health care costs. During the fourth quarter, we expect to begin the first implementation of our medical care management solution which analyzes blood values over extended periods of patient populations with serious illnesses, such as chronic kidney disease, to identify the best and most cost-effective course of treatment. We also anticipate the first sales of our other health informatics solutions, which support group healthcare insurance underwriting, and fraud, waste, and abuse detection during the fourth quarter.”

2009 Third Quarter Review

Solutions revenue in the 2009 third quarter decreased by $3.8 million, but increased to 35% of total revenue, compared with 31% in the 2008 third quarter. On a sequential basis, solutions revenue increased by $0.5 million compared with the 2009 second quarter. Staffing revenue declined by $18.6 million, or 30%, to $43.2 million, or 65% of total revenue, with managed staffing services the primary contributor to revenue from this business. European revenue was $14.8 million, or 22% of total revenue in the 2009 third quarter, versus 21% in the prior year third quarter. There were 64 billing days in the 2009 third quarter compared with 63 billing days in the 2008 third quarter.

Selling, general, and administrative (SG&A) expenses were $12.7 million, or 19.0% of revenue, compared with $16.2 million, or 18.1% of revenue, in the 2008 third quarter. The reduction in expenses reflects the Company’s ability to quickly align costs with revenue as market demand declined with the weakening of the global economy.

The Company recorded equity-based compensation expense, net of tax, of $0.3 million in the 2009 third quarter compared with $0.1 million in the 2008 third quarter, which reduced net income per diluted share by $0.02 and $0.01 in the respective quarters.

The Company’s effective tax rate for the 2009 third quarter was 34.7% compared with 39.2% in the 2008 third quarter. The tax rate for the third quarter was favorably affected by one-time federal tax credits of approximately $0.1 million which added about one-half cent to earnings per diluted share. The Company projects a tax rate of approximately 39% for the 2009 full year.

The Company used cash from operations of $2.9 million in the 2009 third quarter compared with $12.0 million provided in the 2008 third quarter. Cash usage in the 2009 third quarter reflected the quarter ending on a payroll date for its U.S. operations. At October 2, 2009, the Company had $10.8 million in cash, compared with $9.6 million at the 2008 third quarter-end. CTG had no outstanding debt at the end of the 2009 and 2008 third quarters. The Company finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

Mr. Boldt commented, “Over the last five quarters, CTG has ended the quarter debt-free, an excellent indicator of the strength of our cash flow and ability to manage expenses, even as revenue declined with the global recession. Additionally, our cash position has remained strong over the last year with nearly $11 million in cash at the 2009 third quarter-end despite it ending on a payroll date. Our staffing business contributes significantly to CTG’s excellent cash flow, which combined with our strong financial position is enabling us to continue funding our active share repurchase program and investments in our solutions business.”

2009 Year-to-date Review

CTG’s revenue in the first three quarters of 2009 decreased 23%, or $62.0 million, to $207.9 million compared with $269.9 million in the same 2008 period. Operating income was $7.3 million, 26% lower than 2008 year-to-date operating income of $9.8 million. CTG’s net income was $4.3 million, a 22% decrease from 2008 year-to-date net income of $5.5 million. On a per diluted share basis, net income was $0.28, 20% lower than $0.35 in 2008.

During the first three quarters of 2009, CTG’s solutions business decreased 19% to $69.8 million, or 34% of total revenue, and its staffing business declined 25% to $138.1 million, or 66% of total revenue. European revenue decreased 20% in the first three quarters of 2009 and represented 23% of total revenue.

Selling, general, and administrative expenses for the first three quarters of 2009 were $39.6 million, or 19.0% of revenue, compared with $50.2 million, or 18.6% of revenue, in 2008.

Lower revenue and earnings in the first three quarters of 2009 reflect the impact of the global recession on CTG’s business which was partially offset by effective cost control and higher margins on new solutions projects.

Stock Repurchase Program

CTG repurchased approximately 255,000 of its shares in the 2009 third quarter at an average price of $6.53 per share. In October 2009, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. In the first three quarters of 2009, the Company repurchased approximately 641,000 shares at an average price of $5.21 per share. On October 2, 2009, approximately 650,000 shares were available for repurchase by the Company under its current repurchase authorizations.

Fourth Quarter and Annual Guidance

Based on the Company’s current business activity and pipeline, CTG expects its 2009 fourth quarter revenue to range from $67 million to $69 million, an 18% decrease from 2008 at the midpoint of this range. The Company projects 2009 fourth quarter net income per diluted share of $0.09 to $0.11, a 33% decrease from 2008 at the midpoint of this range and a 17% decrease when the 2008 fourth quarter currency exchange gain of $0.03 is excluded.

There are 62 billing days in the 2009 fourth quarter compared with 66 billing days in the 2008 fourth quarter.

The Company’s current revenue forecast for the full year ranges from $275 million to $277 million, a 22% decrease from 2008 at the midpoint of this range. CTG currently projects 2009 net income per diluted share of $0.37 to $0.39, a 22% decrease from 2008 at the midpoint of this range.

Mr. Boldt commented, “Revenue in the fourth quarter is expected to remain essentially flat or increase modestly. Given there are two fewer billing days in the fourth quarter than the third, the midpoint of our guidance indicates a sequential increase of about 5% in our daily run rate. With new higher margin EMR work ramping up in the fourth quarter and demand in our staffing business increasing, we look for earnings per share in the fourth quarter to be near the level of the third quarter or possibly higher.”

Healthcare IT Leadership and Medical Informatics Solutions a Strong Platform for Future Growth

Mr. Boldt continued, “CTG’s visibility as a national leader in healthcare IT and consulting is increasing as reflected by our recent ranking as the eighth largest company on the Modern Healthcare annual list of the top 15 health management consulting firms based on revenue to healthcare providers. Additionally, as CTG is one of a small number of firms with the experience and capability to support full EMR implementations at the large provider and communitywide level, we are in an excellent position to benefit from the EMR opportunity.”

Mr. Boldt concluded, “While the global recession continues to affect overall IT spending, as expected we are seeing demand increase in the healthcare market for EMR support based on the ARRA stimulus funds approved for EMR implementation and conditions in credit markets easing for healthcare providers. We are already benefiting from these developments as demonstrated by the new EMR business awarded to us in the third quarter. At the same time, securing EMR financing is taking providers longer than initially expected so we expect demand for EMR support will not accelerate until 2010. Certainly EMR work will drive the healthcare IT market for several years and that bodes well for CTG. As the mandate to lower healthcare costs builds, providers and payers will also be looking beyond EMRs for additional ways to control costs without compromising care. CTG’s medical informatics solutions address that need very well, providing us a significant competitive differentiator and a strong platform for long-term growth.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001-certified management system. Our 2,800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2008 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday October 28, 2009 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time October 28, 2009 and 11:00 p.m. Eastern Time October 31, 2009 by dialing 1-800-475-6701 and entering the conference ID number 978258.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Oct. 2, 2009	Sept. 26, 2008	Oct. 2, 2009	Sept. 26, 2008

Revenue	$66,771	$89,131	$207,907	$269,885
Direct costs	51,570	69,488	161,034	209,854
Selling, general and administrative expenses	12,713	16,167	39,554	50,185

Operating income	2,488	3,476	7,319	9,846
Other expense, net	(29)	(55)	(209)	(172)

Income before income taxes	2,459	3,421	7,110	9,674
Provision for income taxes	853	1,340	2,807	4,139

Net income	$1,606	$2,081	$4,303	$5,535

Net income per share:
Basic	$0.11	$0.14	$0.29	$0.36

Diluted	$0.10	$0.13	$0.28	$0.35

Weighted average shares outstanding:
Basic	14,680	15,338	14,833	15,419
Diluted	15,830	16,195	15,417	16,013

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Oct. 2, 2009	Sept. 26, 2008		Oct. 2, 2009	Sept. 26, 2008

Current Assets:			Current Liabilities:

Cash and cash equivalents	$10,759	$9,553	Accounts payable	$6,346	$9,499

Accounts receivable, net	44,321	54,971	Accrued compensation	21,503	29,103

Other current assets	3,967	4,414	Other current liabilities	6,271	5,241

Total Current Assets	59,047	68,938	Total Current Liabilities	34,120	43,843

Property and equipment, net	7,835	6,758	Long-term debt	—	—

Goodwill	35,678	35,678	Other liabilities	8,768	9,334

Other assets	11,820	10,035	Shareholders’ equity	71,492	68,232

Total Assets	$114,380	$121,409	Total Liabilities and Shareholders’ Equity	$114,380	$121,409

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.